Exhibit 12.1

CHRISTOPHER D. WILLIAMS

direct dial: 214.745.5212

cwilliams@winstead.com

January 22, 2018

Institute for Wealth Holdings, Inc.

Two Galleria Tower

13455 Noel Road, Suite 100

Dallas, Texas 75240

Ladies and Gentlemen:

We have acted as special counsel to Institute for Wealth Holdings, Inc., a Delaware corporation, in connection with the proposed issuance by the Company of 2,000,000 shares of its Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Shares”), and 2,000,000 shares of its Common Stock, par value $0,001 per share, issuable on conversion, of the “Series D Shares” (collectively with the Series D Shares, the “Shares”) pursuant to an Offering Statement on Form 1-A, CIK No. 000-1715495 (as amended, the “Offering Statement”), filed by the Company with the Securities and Exchange Commission pursuant to Regulation A under the Securities Act of 1933, as amended (the “Act”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Offering Statement.

Institute for Wealth Holdings, Inc.

January 22, 2018

We hereby consent to the use of this opinion as an exhibit to the Offering Statement, to the use of our name as your counsel and to all references made to us in the Offering Statement and in the Offering Circular forming a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/Winstead PC
Winstead PC